Exhibit 10.z
POLARIS INC.
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

Polaris Inc. 2100 Highway 55 Medina, MN 55340

FIRST NAME, MIDDLE NAME, LAST NAME ADDRESS CITY STATE COUNTRY ZIPCODE	Grant Number: Plan: ID:

In accordance with the terms of the Polaris Inc. 2007 Omnibus Incentive Plan (As Amended and Restated April 30, 2020) (the “Plan”), Polaris Inc. (the “Company”) hereby grants to you, the Participant named above, an award of Performance Restricted Stock Units for the number of Performance Restricted Stock Units set forth in the table below (the “Units”). The terms and conditions of this Award are set forth in this Agreement, consisting of this cover page, the Award Terms and Conditions on the following pages and the attached Exhibit A, and in the Plan document, a copy of which has been made available to you. Any capitalized term that is not defined in this Agreement will have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Target Number of Performance Restricted Stock Units Granted:
Grant Date:
Scheduled Vesting Date:	The date described in Section 4(a) of the Agreement
Performance Period:	January 1, 2021 to December 31, 2023
Performance Goals:	See Exhibit A

All terms, provisions and conditions applicable to Performance Restricted Stock Unit Awards set forth in the Plan and not set forth in this Agreement are incorporated by reference into this Agreement.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan. Unless you notify the Company of your non-acceptance within 30 days of the grant date, you will be deemed to have accepted this Agreement and to be bound by all of the terms and conditions contained in this Agreement and in the Plan. If you notify the Company of your non-acceptance of this equity gran, then this grant will be canceled and no longer effective. This Agreement supersedes any prior agreement between you and Company related to equity vesting or retirement eligibility or retirement benefits. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Performance Restricted Stock Unit Award.

POLARIS INC.

/s/ James P. Williams

James P. Williams
SVP, CHRO

Attachments:    Award Terms and Conditions
    Exhibit A

Polaris Inc.
2007 Omnibus Incentive Plan
(As Amended and Restated April 30, 2020)
Performance Restricted Stock Unit Award Agreement

Award Terms and Conditions

1.    Award of Performance Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Restricted Stock Units in an amount initially equal to the Target Number of Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Units. Each Unit that is earned as a result of the performance goals specified in Exhibit A to this Agreement having been satisfied and which thereafter vests represents the right to receive one Share of the Company’s common stock. The Units granted to you will be credited to an account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured obligation of the Company.

2.    Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 will be void and ineffective. The Units and your right to receive Shares in settlement of the Units under this Agreement are subject to forfeiture except to extent the Units have vested as provided in Section 4.

3.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a shareholder of the Company’s common stock, including with respect to dividends or dividend equivalents. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5.

4.    Vesting and Forfeiture of Units. The Units will vest at the earliest of the following times and to the degree specified. For purposes of this Section 4, use of the terms “employment” and “employed” refers to providing services to the Company and its Affiliates in the capacity of an Employee, Nonemployee Director or Third-Party Service Provider.

(a)Scheduled Vesting. The number of Units that have been earned during the Performance Period will be eligible to vest on the Scheduled Vesting Date, so long as your employment has been continuous since the Grant Date through the last day of the Performance Period. The actual number of earned Units that will vest on the Scheduled Vesting Date will be determined by the Committee as provided in Exhibit A. For these purposes, the “Scheduled Vesting Date” means the date the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied and (ii) the number of Units that have been earned and will vest as determined in accordance with Exhibit A, which certification shall occur no later than March 15 of the calendar year immediately following the calendar year during which the Performance Period ended.

(b)Change of Control. If a Change of Control occurs after the Grant Date but before the Scheduled Vesting Date and while you continue to be employed, then the following will apply:

(1)If the Change of Control occurs on or after the last day of the Performance Period, the number of Units determined to have been earned as of the end of the

Performance Period in accordance with Exhibit A will vest as of the Scheduled Vesting Date.

(2)If the Change of Control occurs before the last day of the Performance Period, and if this Award is not continued, assumed or replaced in connection with the Change of Control, then a pro rata portion of the Target Number of Units will vest as of the date of the Change in Control. The pro rata portion will be determined in the same manner as provided in Section 4(b).

If the Change of Control occurs before the last day of the Performance Period, and if this Award is continued, assumed or replaced in connection with the Change of Control but you experience an involuntary termination of employment for reasons other than Cause, or you terminate your employment for Good Reason (as defined below), and in either case such termination occurs within one year after the Change of Control, then a pro rata portion of the Target Number of Units shall vest as of your employment termination date. The pro rata portion shall be determined in the same manner as provided in Section 4(c) (Retirement).

For purposes of this Section 4(d), “Good Reason” means, without your express written consent, (i) any material reduction in the scope of your authority, duties or responsibilities; (ii) any material reduction in your base compensation; (iii) any material change in the geographic location of your principal place of employment; or (iv) any action or inaction that constitutes a material breach by the Company of any agreement under which you provide services to the Company. Good Reason shall not, however, exist unless you have first provided written notice to the Company of the initial occurrence of one or more of the events under clauses (i) through (iv) above within ninety (90) days of the event’s occurrence, and such event is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from you.

(c)Death, Disability, or Retirement. If your employment terminates by reason of your death, disability (within the meaning of Section 22(e)(3) of the Code (“Disability”), or Retirement prior to the Scheduled Vesting Date, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to vest on the Scheduled Vesting Date in accordance with Exhibit A if you had remained continuously employed until the Scheduled Vesting Date. The pro rata portion shall be determined by multiplying the number of Units that would otherwise have been determined to vest by a fraction whose numerator is the number of full calendar months during the Performance Period prior to your employment termination date and whose denominator is thirty-six (36). For these purposes, “Retirement” means any termination of your employment, other than termination for Cause, that occurs (i) at least twelve (12) months after the Grant Date, and (ii) at or after you reach the age of fifty-five (55) and have completed at least five (5) years of continuous employment, provided that in the event of your voluntary retirement from the Company you must give the Company written notice that you are considering retirement at least one year prior to the date of termination to be entitled to vesting of this Award.

(d)Severance Agreement. If your employment terminates prior to the Scheduled Vesting Date at a time when you are party to a severance agreement with the Company, and if such termination of employment constitutes a “Non-Change in Control Termination” as defined in the severance agreement, then you will be entitled to have vest on the Scheduled Vesting Date a pro rata portion of the Units that would otherwise have been determined to vest on the Scheduled Vesting Date in accordance with Exhibit A if you had remained continuously employed until the Scheduled Vesting Date. The pro rata portion shall be determined in the same manner as provided in Section 4(c) (Death, Disability, or Retirement).

(e)Forfeiture of Unvested Units. Except as expressly provided in this Section 4(b), (c), or (d), any Units that do not vest on the applicable vesting date as provided herein will immediately be forfeited. If your employment terminates before the last day of the Performance Period under circumstances other than as set forth in Section 4, all unvested Units will immediately be forfeited.

5.    Settlement of Units. After any Units vest pursuant to Section 4, the Company will, as soon as practicable (but no later than ninety (90) days after the Scheduled Vesting Date), cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. Delivery of the Shares will be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, by the electronic delivery of the Shares to a designated brokerage account or by delivery of a stock certificate to you, will be subject to satisfaction of withholding tax obligations as provided in Section 6 and compliance with all applicable legal requirements as provided in Section 19.6 of the Plan, and will be in complete satisfaction and settlement of such vested Units.

6.    Withholding Taxes. The Company will make such provisions for the withholding or payment of taxes as it deems necessary under applicable law. Unless expressly agreed otherwise between you and the Company, the Company will satisfy any withholding or payment of taxes by delivering a number of Shares with respect to the Units that is net of taxes and applicable withholdings, unless the Company determines otherwise in its sole discretion, in which case the Company will have the right to deduct from payments of any kind otherwise due to you or alternatively to require you to remit to the Company an amount in cash, by wire transfer of immediately available funds, certified check or such other form as may be acceptable to the Company, sufficient to satisfy at the time when due any federal, state, or local taxes or other withholdings of any kind required by law to be withheld with respect to the Units.

7.    Compensation Recovery. Notwithstanding any other provision of this Agreement, this Award and any Shares or cash received in settlement thereof will be subject to (i) to the extent applicable to you, the Company’s Executive Compensation Clawback Policy as in effect from time to time; and (ii) forfeiture to or reimbursement of the Company under the circumstances and to the extent provided in Section 304 of the Sarbanes-Oxley Act of 2002 if you are one of the individuals expressly subject to such Section 304 or if you knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct which resulted in material noncompliance by the Company with any financial reporting requirement under the securities laws and as a result of which the Company was required to prepare an accounting restatement.

8.    Governing Plan Document. This Agreement and Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

9.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

10.    Entire Agreement; Amendment; Severability. This Agreement and the Plan embody the entire understanding of the parties regarding the subject matter hereof and will supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. Except as otherwise provided in Section 15.4 of the Plan, no change, alteration or modification of this Agreement may adversely affect in any material way your rights under this Agreement without your prior written consent. If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby.

11.    Certain References. References to you in any provision of this Agreement under circumstances where the provision should logically be construed to apply to your executors or administrators, or to the person or persons to whom all or any portion of the Units may be transferred by will or the laws of descent and distribution, will be deemed to include such person or persons.

12.    Notices. Unless and until some other address is so designated, all notices or communications by you to the Company will be mailed or delivered to the Company at:

Polaris Inc.
Attn: Chief Human Resources Officer
2100 Highway 55, Medina, Minnesota 55340

With a copy to:

Polaris Inc.
Attn: General Counsel
2100 Highway 55, Medina, Minnesota 55340

12.    Choice of Law. This Agreement will be governed by, and interpreted and enforced in accordance with, the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

13.    Electronic Delivery. The Company may deliver any documents or notices related to this Award by electronic means, including through its third-party stock plan administrator. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

*    *    *    *    *

Exhibit A to
Performance Restricted Stock Unit Award Agreement (the “Agreement”)
Earned Restricted Stock Units and Performance Goals
Performance Period:    January 1, 2021 through December 31, 2023

1.The determination of the number of Units that will be earned and will vest as of the Scheduled Vesting Date as provided in Section 4 of the Agreement will be based on the Company’s performance during the Performance Period as measured by the following metrics: up to 50% of the Units may be earned based on the Company’s Net Income (as defined below), up to 25% may be earned based on the Company’s Revenue (as defined below) (Net Income and Revenue metrics are subject to achieving ROIC in 2023 of at least 12%), and up to 25% may be earned based on the Company’s Relative TSR Percentage (as defined below). The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Units.
2.The determination of the number of Units that will be earned at the end of the Performance Period with respect to each of the three metrics described in Paragraph 1 will be made by reference to the matrices set forth below.

2021-2023 LTIP

3 Metrics	
Net Income Growth	50% of total
Rev Growth	25% of total
Relative TSR	25% of total
Total	100% of Target

Adjusted ROIC Floor of 12% to enter the matrix for CY 2023; only pertains to Net Income and Revenue

Net Income Growth Metric

	CAGR	Net Income	% of Target Units Earned
Max	16%	$758	100.0%
		$754	95.0%
		$750	90.0%
		$746	85.0%
		$742	80.0%
		$738	75.0%
		$735	70.0%
		$731	65.0%
		$727	60.0%
		$723	55.0%
Target	14%	$719	50.0%
		$675	45.0%
		$631	40.0%
		$587	35.0%
		$543	30.0%
	1%	$499	25.0%
Min		$191	20.0%
		<$191	0.0%
2020 Actuals		$485	

Revenue Growth Metric

	CAGR	Revenue	% of Target Units Earned
Max	9%	$9,105	50.0%
		$9,056	47.5%
		$9,007	45.0%
		$8,958	42.5%
		$8,908	40.0%
		$8,859	37.5%
		$8,810	35.0%
		$8,761	32.5%
		$8,712	30.0%
		$8,662	27.5%
Target	7%	$8,613	25.0%
		$8,296	22.5%
		$7,978	20.0%
		$7,660	17.5%
		$7,343	15.0%
	0%	$7,025	12.5%
Min		$5,531	10.0%
		<$5,531	0.0%
2020 Actuals		$7,025	

Relative Total Shareholder Return Metric

	Relative TSR	% of Target Units Earned
Max	≥90th percentile	50.0%
	87th percentile	47.5%
	84th percentile	45.0%
	81st percentile	42.5%
	78th percentile	40.0%
	75th percentile	37.5%
	70th percentile	35.0%
	65th percentile	32.5%
	60th percentile	30.0%
	55th percentile	27.5%
Target	Median	25.0%
	45th percentile	22.5%
	40th percentile	20.0%
	35th percentile	17.5%
	30th percentile	15.0%
Min	25th percentile	12.5%
	<25th percentile	0.0%

LTIP Targets	
A1	25% of overall LTI Recommendation
A2	25% of overall LTI Recommendation
B1	25% of overall LTI Recommendation
B2	25% of overall LTI Recommendation
B3	25% of overall LTI Recommendation
B4/B5	25% of overall LTI Recommendation

To determine the number of Units that will be earned at the end of the Performance Period, the Committee will reference the relevant matrix for each metric to assess the Company’s level of achievement of said metric, determine the corresponding “% of Target Payout Earned” related to the metric’s achievement level and multiply that percentage by the Target Number of Units Granted set forth on the first page of this Award. Finally, the Committee will aggregate the Units earned under each metric to determine the aggregate number of Units you have earned.

As an example, to compute the number of earned Units eligible to vest on the Scheduled Vesting Date, assume the following facts: (i) the Target Number of Units Granted is 500; (ii) the Company’s Net Income is $731M; (iii) the Company’s Revenue is $8,712M; (iv) the Company’s Relative TSR Percentile is the 60th percentile; and (v) ROIC for CY 2021 is 15%. Under these facts, the number of Units that would be earned, eligible to vest on the Scheduled Vesting Date and settled in an equal number of Shares thereafter would be:
Net Income    Revenue    TSR
(500 x 65%) + (500 x 30%) + (500 x 30%) = 625 Units.

3.For purposes of determining the Company’s performance with the metrics, the following terms will have the meanings indicated:

(a)“Net Income” means the Company’s net income from continuing operations as measured from January 1, 2023 to December 31, 2023, as adjusted in accordance with Paragraph 5. If the Company’s Net Income is between performance levels specified in the matrix, the corresponding % of Target Payout Earned will be determined by linear interpolation.

(b)“Revenue” means the Company’s revenue from continuing operations as measured January 1, 2023 to December 31, 2023, as adjusted in accordance with Paragraph 5. If the Company’s Revenue is between performance levels specified in the matrix, the corresponding % of Target Payout Earned will be determined by linear interpolation.

(c)“TSR” or “Total Shareholder Return” for the Company or any Peer Company during the Performance Period means the cumulative total shareholder return during the Performance Period on the applicable company’s common stock, as measured by the change in the company’s stock price from the beginning of the Performance Period to the end of the Performance Period and taking into account the assumed reinvestment of all dividends paid during the Performance Period, expressed as a percentage comparing such cumulative total return to the company’s stock price at the beginning of the Performance Period. Total Shareholder Return will be calculated consistent with the following principles:

(i)A company’s stock price at the beginning of the Performance Period will be the average closing sale price of the company’s stock on the principal national securities exchange on which it trades during the period November 1, 2020 through December 31, 2020.

(ii)    A company’s stock price at the end of the Performance Period will be the average closing sale price of the company’s stock on the principal national securities exchange on which it trades during the period November 1, 2023 through December 31, 2023.

(iii)    If a company effectuates a spin-off during the Performance Period, the fair market value of the shares of the spun-off entity as of the date of the spin-off (determined by the closing sale price of such entity’s common shares on the principal national securities exchange on which it trades on that date) will be deemed reinvested in the shares of the company effectuating the spin-off as of that same date.
(j)“Relative TSR Percentile” means the Company’s percentile ranking against the Peer Companies based on a stack ranking of the Company’s TSR during the Performance Period as compared to the TSR of each of the Peer Companies over the same period. If the Company’s Relative TSR Percentile is between performance levels specified in the matrix, the corresponding % of Target Payout Earned will be determined by linear interpolation.
(k)“Return on Invested Capital” for any year means the percentage obtained by dividing (i) the Company’s net income from continuing operations as reported in the Company’s consolidated statements of income for that year by (ii) the Company’s average total assets minus its average current liabilities, each calculated on a trailing four quarter basis and as reported in the Company’s consolidated balance sheets as of the end of each such quarter.
(l)“Peer Companies” means the following publicly-traded companies, subject to adjustments as provided in Paragraph 4 below:

Parker-Hannifin Corporation	Regal Beloit Corporation	Snap-On, Inc.
Harley-Davidson, Inc.	Terex Corporation	Donaldson Company, Inc.
Kennametal Inc.	The Timken Company	Flowserve Corporation
Thor Industries, Inc	Pentair, plc	Hasbro Inc.
Stanley-Black & Decker, Inc.	Leggett & Platt, Incorporated	IDEX Corporation
Mattel, Inc.	The Toro Company	Brunswick Corporation
Dover Corporation	BorgWarner Inc.	LKQ Corp

4.The composition of the Peer Companies group will be adjusted as provided below if the following events occur during the Performance Period:

(a)If a Peer Company merges or otherwise combines with another Peer Company, the surviving entity that remains publicly traded on a national securities exchange will remain a Peer Company, but the constituent entity that no longer remains publicly traded on a national securities exchange will no longer be a Peer Company.

(b)If a Peer Company merges or otherwise combines with another entity that is not a Peer Company, the Peer Company will remain a Peer Company only if it is the surviving entity and remains publicly traded on a national securities exchange following such transaction.

(c)If the stock of a Peer Company ceases to be publicly traded on a national securities exchange as a result of a management buyout or other going private transaction, then such company will remain a Peer Company only if such transaction occurs during the final fiscal quarter of the Performance Period. In that event, such company’s stock price at the end of the Performance Period will be deemed to be the average closing sale price of the company’s stock on the principal national securities exchange on which it traded during the 60 calendar day period immediately preceding, but not including, the last trading day on which such company’s stock was publicly traded on a national securities exchange.

(d)If a Peer Company files a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, then such company will remain a Peer Company. If such company’s stock ceases to be publicly traded on a national securities exchange as a result of such filing and subsequent adjudication, such company’s stock price at the end of the Performance Period will be deemed to be the average closing sale price of the company’s stock on the principal national securities exchange on which it traded during the 60 calendar day period immediately preceding, but not including, the last trading day on which such company’s stock was publicly traded on a national securities exchange. If such company has not ceased to be publicly traded on a national securities exchange before the last day of the Performance Period, then such company will remain a Company without the adjustment to the closing stock price set forth in this paragraph.

Calculation of the Company’s Net Income, Revenue and ROIC amounts specified in Paragraph 2 will be performed in accordance with the Committee's Performance Criteria Adjustment Policy applicable to the Performance Period, which calls for adjustments to the relevant amounts to take into account the impact of specified types of unusual events (such as acquisitions, dispositions, restructurings, legal settlements) that may occur during the applicable Performance Period but were either not contemplated or not calculable when the performance criteria were established.